ANNUAL REPORT
Chevy Chase Auto Receivables Trust 2001-2
$ 403,332,000.00 Auto Receivables Backed Certificates
For the Year Ended December 31, 2004




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %

          __________________________________________________________________
 Jan-2004   6,218,785     473,565     471,990    4.57%    7,459,412    6.01%
 Feb-2004   6,243,224     453,872     426,441    4.35%    6,451,551    5.49%
 Mar-2004   6,015,636     434,101     421,751    4.55%    5,214,088    4.68%
 Apr-2004   6,703,685     415,052     337,130    3.88%    4,729,999    4.53%
 May-2004   5,462,226     391,398     119,308    1.45%    4,624,031    4.68%
 Jun-2004   5,473,198     371,187     398,751    5.14%    4,635,205    4.98%
 Jul-2004   5,350,955     350,937     112,587    1.54%    4,322,126    4.94%
 Aug-2004   5,650,897     331,138     184,624    2.71%    4,339,628    5.30%
 Sep-2004   5,222,712     310,230     233,681    3.66%    4,094,255    5.34%
 Oct-2004   4,753,131     290,906     146,931    2.45%    3,849,312    5.36%
 Nov-2004   4,650,916     273,319     245,516    4.38%    3,946,923    5.87%
 Dec-2004   4,151,641     256,111     136,023    2.59%    4,123,200    6.54%

          _____________________________________
  Totals   65,897,006   4,351,815   3,234,731

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.